NEWS FOR IMMEDIATE RELEASE
July 23, 2007
CONTACT: Chadwick J. Byrd
(509) 568 - 7800

AMBASSADORS GROUP REPORTS 22 PERCENT GROWTH IN Q2 2007 PER SHARE EARNINGS TO $1.05 COMPARED TO $0.86 FOR Q2 2006

Spokane, WA. – July 23, 2007

Ambassadors Group, Inc. (NASDAQ:EPAX), a leading provider of educational travel experiences, announced $1.05 fully diluted second quarter per share earnings for the quarter ended June 30, 2007, a 22 percent increase over $0.86 fully diluted second quarter per share earnings for the same period one year ago. Net income for the second quarter 2007 was $20.9 million, compared to $18.5 million for the second quarter 2006. Comparing the six months ended June 30, 2007 and 2006, fully diluted per share earnings increased 13 percent to $0.79 in 2007 from $0.70 in 2006, and net income increased to $16.0 million in 2007 from $15.0 million in 2006.

Jeff Thomas, president and chief executive officer of Ambassadors Group, Inc. stated, “We are pleased to report results for this quarter that continue to keep us on track for our long term financial and operational targets. For the second quarter of 2007, we have traveled 22,380 delegates, compared to 19,200 delegates in the same quarter one year ago. This increase in our delegate count led to a 22 percent increase in our net revenue, from $35.2 to $42.9 million. This top line growth has enabled us to realize a 22 percent increase in our earnings per share for the second quarter, from $0.86 to $1.05. Operationally, we continue to develop and implement unique programs that consistently score very highly on our post-program evaluation surveys.

Once again, we were challenged by geopolitical events. This time, we had to contend with the foiled plots in the United Kingdom, which, although highly publicized, had a negligible impact on peoples’ decisions to travel with us. We did activate our response team and communicate to families, teachers and students about what was happening and what we were doing about it. This is a standard part of our operations at this point.

After deploying $40.1 million of capital back to our shareowners in the form of share buybacks and dividends in the first six months of 2007, our balance sheet has continued to strengthen. We continue to be debt free and have $33.7 million in deployable cash.

Thank you for your continued support.”

Quarter Ended June 30, 2007

During the second quarter of 2007, we traveled over 22,380 delegates, an increase of 17 percent from the previous year. Gross program receipts increased 23 percent, to $121.4 million, in the second quarter 2007 from $98.7 million in the second quarter 2006. Gross margin increased 22 percent, to $42.9 million, in the second quarter 2007 from $35.2 million in the same period of 2006. The increases in gross program receipts and gross margin are due to traveling more delegates in the second quarter of 2007 in comparison to the same quarter a year ago.

Operating expenses were $12.9 million and $9.5 million in the second quarters 2007 and 2006, respectively. The $3.4 million increase was attributable to expenses supporting a greater number of delegates traveling and increased marketing expenses for our 2007 and 2008 travel programs.

Other income for second quarter 2007 was $1.2 million in comparison to $1.4 million for the second quarter 2006. This decrease reflects net cash, cash equivalents, and investment decreases year over year due to the net effect of increased earnings and increased participant funds offset by increased stock repurchases year over year. Other income consists primarily of interest income generated by cash, cash equivalents and available-for-sale securities.

Six Months Ended June 30, 2007

During the six months ended June 30, 2007, we have traveled approximately 25,400 delegates, a 20 percent increase from the same period of 2006. Comparing the six months ended June 30, 2007 and 2006, gross program receipts increased 24 percent to $129.2 million from $104.1 million, and gross margin increased 23 percent to $46.3 million from $37.7 million, respectively. The increased gross program receipts and gross margin resulted from increased delegates traveling in the first six months of 2007 compared to the first six months of 2006.

Operating expenses for the six months ended June 30, 2007 and 2006 were $24.9 and $18.1 million, respectively. The $6.8 million increase was due primarily to additional selling and tour promotion costs associated with the increased number of delegates traveling, as well as increased marketing expenses associated with our 2007 and 2008 travel programs.

Other income in the six month period ended June 30, 2007 decreased slightly to $2.3 million from $2.4 million in the six months ended June 30, 2006.

Cashflow and Balance Sheet

Total assets at June 30, 2007 were $230.9 million, of which 60 percent, or $139.3 million, were cash and investments. Our deployable cash (see definition following the cash flow statement of the press release) was $33.7 million and participant deposits were $137.5 million at the end of the second quarter 2007.

Cash provided by operations during the six months ended June 30, 2007 increased $15.9 million to $56.7 million in comparison to the six months ended June 30, 2006, resulting from the net effect of increased participant deposits collected in 2007 and decreased cash paid on accounts payable balances. Cash used in investing activities decreased $16.2 million in the corresponding periods primarily due to the net effect of short-term investment purchases and sales with increased property, plant, and equipment expenditures during 2007.

Cash used in financing activities increased to $36.7 million from $3.9 million as a net result of increased quarterly dividends and repurchases of our common stock, partially offset by stock option exercise proceeds. During the six months ended June 30, 2007 and 2006, we distributed $4.5 million and $3.5 million in cash dividends to our shareholders, repurchased $35.6 million and $1.5 million of common stock, and received $1.5 million and $0.5 million from the exercise of stock options, respectively.

The following summarizes our statements of operations for the quarters ended and the six months ended June 30, 2007 and 2006 (in thousands, except per share amounts).
	UNAUDITED
	Six months ended June 30		Quarter ended June 30
	2007	2006	2007	2006
Gross program receipts	$129,210	$104,119	$121,393	$98,712
Gross margin	$46,297	$37,685	$42,860	$35,180
Operating expenses:
Selling and marketing	18,881	13,749	9,643	7,234
General and administration	6,024	4,308	3,277	2,295
Total operating expenses	24,905	18,057	12,920	9,529

Operating income	21,392	19,628	29,940	25,651

Other income, net	2,337	2,363	1,227	1,408
Income before tax	23,729	21,991	31,167	27,059
Income tax provision	7,764	6,972	10,218	8,592
Net income	$15,965	$15,019	$20,949	$18,467

Earnings per share – basic	$0.82	$0.73	$1.09	$0.90

Weighted average shares outstanding – basic	19,443	20,534	19,264	20,528

Earnings per share – diluted	$0.79	$0.70	$1.05	$0.86

Weighted average shares outstanding – diluted	20,203	21,393	20,019	21,394

Gross program receipts reflect total payments received by us for directly delivered and non-directly delivered programs. Gross program receipts less program pass-through expenses for non-directly delivered programs and cost of sales for directly delivered programs constitute our gross margins. For non-directly delivered programs, we do not actively deliver the operations of each program. For directly delivered programs, however, we organize and operate all activities including speakers, facilitators, events, accommodations and transportation.

We have a single operating segment consisting of the educational travel and sports programs for students, athletes and professionals. These programs have similar economic characteristics and offer comparable products to participants, as well as utilize similar processes for program marketing.

The following summarizes our balance sheets as of June 30, 2007, June 30, 2006 and December 31, 2006 (in thousands):

	UNAUDITED
	June 30,		December 31,
	2007	2006	2006
Assets
Cash and cash equivalents	$51,293	$42,144	$36,784
Available-for-sale securities	87,991	108,361	96,350
Foreign currency exchange contracts	1,315	726	2,571
Prepaid program cost and expenses	61,577	48,547	3,786
Other current assets	992	521	675
Total current assets	203,168	200,299	140,166
Property and equipment, net	25,490	7,355	12,267
Deferred income tax	2,033	866	1,328
Other assets	171	167	192
Total assets	$230,862	$208,687	$153,953

Liabilities and Stockholders’ Equity
Accounts payable and accruals	$28,777	$13,812	$6,863
Other liabilities	692	1,856	1,268
Participants’ deposits	137,516	111,770	60,651
Deferred tax liability	55	—	737
Current portion of long-term capital lease	196	185	191
Total current liabilities	167,236	127,623	69,710
Capital Lease, long term	97	293	196
Total liabilities	167,333	127,916	69,906
Stockholders’ equity	63,529	80,771	84,047
Total liabilities and stockholders’ equity	$230,862	$208,687	$153,953

The following summarizes our statements of cash flows for the six months ended June 30, 2007 and 2006 (in thousands):
	UNAUDITED
	Six months ended June 30
	2007	2006
Cash flows from operating activities:
Net income	$15,965	$15,019
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	983	717
Stock-based compensation	970	1,074
Excess tax benefit from stock-based compensation	(2,009)	(645)
Change in assets and liabilities:
Prepaid program costs and expenses	(57,791)	(46,951)
Accounts payable and accrued expenses	22,697	7,725
Participants’ deposits	76,865	64,307
Other current assets	(946)	(393)
Net cash provided by operating activities	56,734	40,853
Cash flows from investing activities:
Net change in available-for-sale securities	8,252	(18,782)
Purchase of property and equipment and other	(13,813)	(2,932)
Net cash used in investing activities	(5,561)	(21,714)
Cash flows from financing activities:
Dividend payment to shareholders	(4,459)	(3,514)
Repurchase of common stock	(35,621)	(1,471)
Proceeds from exercise of stock options	1,501	518
Excess tax benefit from stock based compensation	2,009	645
Capital lease payments and other	(94)	(89)
Net cash used in financing activities	(36,664)	(3,911)
Net increase in cash and cash equivalents	14,509	15,228
Cash and cash equivalents, beginning of period	36,784	26,916
Cash and cash equivalents, end of period	$51,293	$42,144

Deployable cash is a non-GAAP liquidity measure. Deployable cash is calculated as the sum of cash and cash equivalents, available for sale securities, and prepaid program costs and expenses less the sum of accounts payable, accrued expenses and other short-term liabilities (excluding deferred taxes and foreign exchange currency contracts), participant deposits and the current portion of long-term capital lease. We believe this non-GAAP measure is useful to investors in understanding the cash available to deploy for future business opportunities. The following summarizes our deployable cash as of June 30, 2007, June 30, 2006 and December 31, 2006 (in thousands):

	UNAUDITED
	June 30,		December 31,
	2007	2006	2006
Cash, cash equivalents and available-for-sale securities	$139,284	$150,505	$133,134
Prepaid program cost and expenses	61,577	48,547	3,786
Less: Participants’ deposits	(137,516)	(111,770)	(60,651)
Less: Accounts payable / accruals / other liabilities	(29,665)	(15,853)	(8,322)
Deployable cash	$33,680	$71,429	$67,947

Quarterly conference call and webcast
We will host a conference call to discuss second quarter 2007 results of operations on Tuesday, July 24, 2007 at 8:30 a.m. Pacific Time. You may join the call by dialing 888-680-0890 then entering the pass code: Ambassadors Group. Or, you may also join the call via the Internet at www.ambassadorsgroup.com/EPAX. For post-view access, you may dial 888-286-8010 with the pass code 77494942 and follow the prompts, or visit www.ambassadorsgroup.com/EPAX. Post-view dial-in access will be available beginning July 24, 2007 at 1:30 p.m. until September 20, 2007. Post-view Webcast access will be available following the conference call through September 24, 2007.

Business overview

Ambassadors Group, Inc. is a leading educational travel organization that organizes and promotes international and domestic programs for students, athletes, and professionals. These programs provide the opportunities for grade school, junior, and senior high school students to visit foreign and domestic destinations to learn about the history, government, economy and culture of such areas, as well as for junior and senior high school athletes to participate in international sports challenges. Our professional programs emphasize meetings and seminars between participants and persons in similar professions abroad. We are headquartered in Spokane, Washington, with associates also in Washington, D.C. In this press release, “Company,” “we,” “us,” and “our” refer to Ambassadors Group, Inc.

Forward-looking statements

This press release contains forward-looking statements regarding our actual and expected financial performance and the reasons for variances between period-to-period results. Forward-looking statements, which are included per the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, may involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this release. Such forward-looking statements speak only as of the date of this release and may not reflect risks related to the conflict in the Middle East and international unrest, outbreak of disease, conditions in the travel industry, direct marketing environment, changes in economic conditions and changes in the competitive environment. We expressly disclaim any obligation to provide public updates or revisions to any forward-looking statements found herein to reflect any changes in our expectations or any change in events. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that our expectations will be attained. For a more complete discussion of these and other factors, please refer to the Ambassadors Group, Inc. 10K filed March 9, 2007 and proxy filed April 2, 2007.